Independent Auditors' Report on Internal Accounting Controls

To Board of Trustees and Shareholders
Wells Fargo Funds Trust:

In planning and performing our audit of the financial statements of the Disciplined Growth Fund, Diversified Equity Fund, Diversified Small Cap Fund, Equity Income Fund, Equity Index Fund, Equity Value Fund, Growth Fund, Growth Equity Fund, Index Fund, International Fund, International Equity Fund, Large Company Growth Fund, OTC Growth Fund, Small Cap Growth Fund, Small Cap Opportunities Fund, Small Cap Value Fund, Small Company Growth Fund, Specialized Technology Fund, Aggressive Balanced-Equity Fund, Asset Allocation Fund, Growth Balanced Fund, Index Allocation Fund, Moderate Balanced Fund and Strategic Income Fund, twenty-four portfolios of the Wells Fargo Funds Trust, for the year ended September 30, 2000, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Wells Fargo Funds Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2000.

This report is intended solely for the information and use of management, the Board of Trustees of Wells Fargo Funds Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ KPMG LLC

San Francisco, California
November 3, 2000